Ex. k(3)

SERVICING AND SUB-PLACEMENT AGENCY AGREEMENT

July 25, 2001

[Shareholder Servicing Agent]
[Address]

           Re:     Appointment as Servicing and Sub-Placement Agent

Ladies and Gentlemen:

           UBS PaineWebber Inc. ("PaineWebber") hereby agrees with you as follows in connection with the offering by UBS PW Event & Equity Fund, L.L.C., a limited liability company organized under the laws of the State of Delaware (the "Fund"), of interests in the Fund ("Interests") in accordance with the Fund’s Confidential Memorandum, as amended from time to time (the "Memorandum"), and the services PaineWebber desires you to perform hereunder. All capitalized terms used in this Agreement which are not separately defined herein shall have the respective meaning set forth in the relevant Memorandum.

1.	Services.

                           (a)     Subject to the terms and conditions set forth herein, you are hereby appointed as our non-exclusive servicing and sub-placement agent in connection with sales of Interests. You hereby accept such agency and agree on the terms and conditions herein set forth to use your best efforts to find qualified subscribers for Interests and to use all reasonable efforts to assist us in obtaining performance by each subscriber of the terms of its subscription agreement. In addition, you shall provide personal service to each subscriber and assist these subscribers in maintaining their accounts.

                           (b)     The offers and sales of Interests are to be effected pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 4(2) and under Regulation D thereof. You agree that you will only make offers or sales of any Interests in compliance with the following procedures:

(i) Offers and sales of Interests will be made only in compliance with Regulation D and only to investors that you reasonably believe to qualify as "accredited investors," as defined in Rule 501(a) under the Securities Act.

(ii) No sale of Interests to any one investor will be for less than the minimum denominations as may be specified in the Memorandum or as PaineWebber shall advise you.

(iii) No offer or sale of any Interest shall be made in any state or jurisdiction, or to any prospective investor located in any state or jurisdiction, where such Interests have not been registered or qualified for offer and sale under applicable state securities laws unless such Interests are exempt from the registration or qualification requirements of such laws.

(iv) Sales of Interests will be made only to investors that qualify as eligible clients under Rule 205-3 under the Investment Advisers Act of 1940, as amended.

                           (c)     For purposes of the offering of Interests and providing related services, you will contact PaineWebber, which shall furnish copies of the Memorandum and subscription documentation to prospective investors. You are authorized to furnish to prospective purchasers only such information concerning the Fund and the offering as may be contained in the Memorandum or any written supplements thereto.

2.	Subscriptions.

                           (a)     All subscriptions and payments for Interests shall be made pursuant to the terms and conditions set forth in the Memorandum, and subscriptions shall be subject to acceptance by the Fund.

3.	Representations and Warranties of the Servicing and Sub-Placement Agent.

                           You represent and warrant that:

                           (a)     You are duly authorized to enter into and perform, and have duly executed and delivered, this Agreement.

                           (b)     You have and will maintain all licenses and registrations necessary under applicable law and regulations to provide the services required to be provided by you hereunder.

                           (c)     You have not and will not solicit any offer to buy or offer to sell Interests in any manner which would be inconsistent with applicable laws and regulations, or with the procedures for solicitations contemplated by the applicable Memorandum or by any form of general solicitation or advertising, including, but not limited to, any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over television or radio, or conduct any seminar or meeting whose attendees have been invited by any general solicitation or advertising.

                           (d)     You will disclose fully to each prospective subscriber, (i) that PaineWebber has agreed to pay a fee to you for the services to be rendered by you under this Agreement, (ii) the amount of such fee and (iii) the duration for which the fee will be paid.

                           (e)     You agree to remain in compliance with all applicable laws, rules and regulations throughout the duration of this Agreement, including any anti-money laundering statutes and OFAC regulations. You will obtain the true identity of each prospective investor (including any beneficial owners thereof) and you will make reasonable inquiry into the sources of funds used to purchase Interests and satisfy yourself that these sources are legitimate."

4.	Compensation.

                           Provided that you satisfy the other terms of this Agreement, in the event a prospective investor becomes an Investor, as a direct result of your efforts and you provide related services to such Investor, you shall be entitled to receive from PaineWebber per annum such compensation as set forth in Exhibit A that is paid to PaineWebber and is based on the investment in the relevant Fund for the life of the Investor's investment in the Fund. Such amounts shall be paid to you from PaineWebber's own resources and shall not be paid for the provision of any investment advisory services. Except as may otherwise be agreed, you shall be responsible for the payment of all costs and expenses incurred by you in connection with the performance of your obligations under this Agreement.

5.	Indemnification and Contribution.

                           You indemnify and agree to hold harmless the Fund, PaineWebber and any investment adviser, general partner, manager to or administrator for the Fund, their respective employees, directors, officers, agents, and each person, if any, who, directly or indirectly, controls, is controlled by, or under common control with the Fund, PaineWebber and any investment adviser to or administrator or placement agent for the Fund, their respective employees, directors, officers and agents (each such person or entity is referred to as an "Indemnified Party") against any losses, claims, damages or liabilities, joint or several, to which any Indemnified Party may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon a breach by you of any of the covenants, agreements, representations or warranties contained in this Agreement, and shall reimburse each Indemnified Party for any legal or other expenses reasonably incurred by it in connection with investigating or defending against any such loss, claim, damage, liability or action. This paragraph shall survive the termination or expiration of this Agreement.

6.	Representations and Indemnities to Survive Delivery.

                           The agreements, representations, warranties, indemnities and other statements of the parties and their officers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of you, or the Fund, any general partners, managers, members, employees, agents, directors or officers of any of the foregoing or any person controlling any of the foregoing, and (iii) acceptance of any payment for Interests hereunder. The provisions of this Section shall survive the termination or cancellation of this Agreement.

7.	Effective Date and Term of Agreement.

                           This Agreement shall become effective for all purposes as of the date first noted above provided it is approved by the Fund's directors (the "Directors"), including the vote of a majority of the Directors who are not "interested persons" of the Fund as defined by the Investment Company Act of 1940 (the "1940 Act") and the rules thereunder, and shall remain in effect for an initial term of two years from such date. Thereafter, this Agreement shall continue in effect from year to year, provided that each such continuance is approved by the Directors, including the vote of a majority of the Directors who are not "interested persons" of the Fund as defined by the 1940 Act and the rules thereunder.

8.	Termination.

                           This Agreement may be terminated as follows:

                           (a)     Either party may terminate this Agreement without cause by written notice to the other on not less than 30 days’ notice, or, if there has been a material breach of any condition, warranty, representation or other term of this Agreement by the other, by written notice to such other at any time.

                           (b)     This Agreement shall terminate automatically in the event of its "assignment" as such term is defined by the 1940 Act and the rules thereunder.

9.	Notices.

                           All communications under this Agreement shall be given in writing, sent by (i) telecopier, (ii) telex confirmed by answerback, or (iii) registered mail to the address set forth below or to such other address as such party shall have specified in writing to the other party hereto, and shall be deemed to have been delivered effective at the earlier of its receipt or within two days after dispatch:

If to UBS PW Event & Equity Fund, L.L.C.: If to PaineWebber:

UBS PaineWebber Inc. 1285 Avenue of the Americas New York, New York 10019 Telephone: (212) 713-2000 Attn.: Mark Goldstein

10.	Miscellaneous.

                           (a)     This Agreement may be executed in counterparts, each of which when so executed and delivered shall constitute one and the same instrument. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns and no other person shall have any right or obligation hereunder.

                           (b)     This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof, and neither this Agreement nor any term hereof may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

11.	Governing Law.

                           THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF, AND WITH THE PROVISIONS OF THE 1940 ACT. IN THE EVENT OF ANY CONFLICT BETWEEN THE PROVISIONS OF THE LAWS OF NEW YORK AND THOSE OF THE 1940 ACT, THE 1940 ACT PROVISIONS SHALL CONTROL.

                           ANY ACTION OR PROCEEDING BASED HEREON, OR ARISING OUT OF YOUR ENGAGEMENT HEREUNDER, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY AND COUNTY OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON OR ARISING OUT OF THIS AGREEMENT AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY AND COUNTY OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH ACTION OR PROCEEDING AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH ACTION OR PROCEEDING. EACH PARTY HERETO ALSO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

          If the foregoing correctly sets forth our understanding with you, please indicate your acceptance in the space provided below whereupon this letter will form a valid and binding contract among the signers in accordance with its terms.

Very truly yours, UBS PaineWebber Inc. BY: /s/ Daniel Archetti Name: Daniel Archetti Title: Authorized Person

Agreed to and accepted:
UBS PW Event & Equity Fund, L.L.C.

By: /s/ Daniel Archetti
Name: Daniel Archetti
Title Authorized Person

Exhibit A

COMPENSATION ARRANGEMENT